Exhibit 10.1

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

[Genaera Corporation Letterhead]

July 3, 2007

MacroChem Corporation

40 Washington Street, Suite 220

Wellesley Hills, MA 02481

Attention: Robert J. DeLuccia

Gentlemen:

This letter sets forth the terms of an exclusive option to license granted by Genaera Corporation (“Genaera”) to MacroChem Corporation (“MacroChem”). Capitalized terms used but not defined in this letter shall have the meanings given to them in the form of the License Agreement attached hereto as Exhibit A (the “License Agreement”).

In consideration for, and contingent on, the payment by MacroChem to Genaera of $250,000 (the “Option Payment”) on the date hereof, Genaera hereby grants to MacroChem an exclusive option (the “Option”) to obtain (i) an exclusive license to the Subject IP and (ii) certain other rights and assets described in the License Agreement, in each case on the terms set forth in the License Agreement. The Option is initially exercisable at any time for ninety (90) days following the date hereof (the “Initial Expiration Date”) in the manner set forth herein. The period for MacroChem to exercise the Option may be extended by MacroChem for an additional ninety (90) days from the Initial Expiration Date (the “Extended Expiration Date”) by giving written notice of such extension to Genaera at any time prior to the Initial Expiration Date, which notice shall be accompanied by payment to Genaera of $250,000. MacroChem shall have the right to additional ninety (90) day extensions of the Extended Expiration Date of the Option on the same terms and conditions set forth above and payment of $250,000 for each such extension. The Option Payment and any subsequent Extended Option Payments are non-refundable and non-creditable against any payments required to be made under the License Agreement.

In order to exercise the Option, MacroChem shall, on or before the Initial Expiration Date, or if applicable, the Extended Expiration Date or any extensions thereof, provide written notice to Genaera (the “Exercise Notice”) of its election to exercise the Option, which Exercise Notice shall be accompanied by an executed counterpart of the License Agreement. Genaera shall, within three (3) business days of receipt of the Exercise Notice and the executed counterpart of the License Agreement, countersign the License Agreement (with the date of such countersignature being the Effective Date of the License Agreement) and return such countersigned License Agreement to MacroChem. The Option shall expire if it has not been duly exercised by MacroChem on or prior to the Initial Expiration Date, the Extended Expiration Date, or any extensions thereof, as applicable.

Genaera represents and covenants that (i) prior to the expiration of the Option, it shall not assign, transfer, or grant any rights to the Subject IP or the other rights and assets as set forth in the License Agreement that are inconsistent with the rights to be granted under the License Agreement or that would in any manner reasonably be expected to impair the ability of Genaera from fully complying with this letter agreement or the License Agreement and (ii) the execution of this letter agreement and the License Agreement have been duly authorized by all necessary action required by law and any internal policies of Genaera.

MacroChem represents and covenants that the execution of this letter agreement and the License Agreement have been duly authorized by all necessary action required by law and any internal policies of MacroChem.

The parties will consult with respect to the appropriate public disclosure to be made with respect to the transaction contemplated by this Option and the License Agreement, and will make no such disclosure without the prior written consent of the other party prior to such disclosure, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), make such public disclosure as may be required by law or the rules or regulations of any stock exchange or other regulatory authority (a “Disclosure Obligation”), it being agreed by the parties that if the financial terms of this letter agreement or the License Agreement are required to be disclosed pursuant to a Disclosure Obligation, each party shall be permitted to disclose, to the extent required by the Disclosure Obligation, the financial terms of this letter agreement and the financial terms of the License Agreement. MacroChem agrees to take reasonable efforts to ensure that all such public disclosures as may be required by law or the rules or regulations of any stock exchange or other regulatory authority are submitted as confidential documents and do not disclose the financial terms of the License Agreement, except as set forth in the immediately preceding sentence. Without limiting the foregoing, neither party shall disclose the terms of this letter agreement or the License Agreement to an unaffiliated third party, except for legal, financial, accounting or other similar advisors who agree to keep the terms of this letter agreement and the License Agreement confidential, without the prior written approval of the other party, provided that each party may disclose the aggregate of the consideration to be paid by MacroChem to Genaera under each of this letter agreement and the License Agreement in any press release announcing the transaction entered into between the parties under this letter agreement and the License Agreement or any other communication by such party to investors and analysts, but not any individual milestones or the associated milestone payments specified in the License Agreement.

This letter agreement and any disputes arising hereunder shall be governed by the laws of the State of Delaware, without giving effect to its conflicts of laws rules. This letter agreement may be executed in counterparts which together shall constitute a single instrument. All notices and other communications hereunder shall be in writing and shall be deemed given by a party to the other party (i) if delivered personally, on the date delivered, (ii) if delivered by facsimile (with confirmation of receipt), on the date such facsimile is transmitted and confirmation of receipt obtained, and (iii) if delivered by overnight international courier service or any other means, the date on which such notice is actually received by the other party.

2

If the foregoing accurately sets forth your understanding with regard to the subject matter hereof, please countersign and date the enclosed copy of this letter and return it to me at your earliest convenience.

Very truly yours,
GENAERA CORPORATION
By:	/s/ John L. Armstrong, Jr.
Title:	President and CEO
Date:	July 3, 2007

Agreed:

MACROCHEM CORPORATION
By:	/s/ Robert J. DeLuccia
Title:	President and CEO
Date:	July 3, 2007

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EXHIBIT A

LICENSE AGREEMENT

See attached.

Exhibit A

LICENSE AGREEMENT

DATED AS OF

[________], 2007

BETWEEN

MACROCHEM CORPORATION

AND

GENAERA CORPORATION

i

ii

License Agreement

THIS LICENSE AGREEMENT is made this [_____] day of [_____], 2007 (“Effective Date”) by and between MacroChem Corporation, a corporation organized and existing under the laws of Delaware having a principle place of business at 40 Washington Street, Suite 220, Wellesley Hills, Massachusetts 02481 (“MACROCHEM”), and Genaera Corporation a corporation organized and existing under the laws of Delaware having a principle place of business at 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462 (“GENAERA”). Capitalized terms used but not defined in this Preamble to this Agreement shall have the meanings defined in Section 1.

BACKGROUND

A. GENAERA is in the business, among other things, of developing and manufacturing, various small molecule drugs, including the Product; and

B. MACROCHEM wishes to license from GENAERA, and GENAERA wishes to license to MACROCHEM, certain intellectual property rights and other materials that relate to the Product, in each case on the terms and conditions set forth herein.

In view of the foregoing and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, including the recitals, the following terms, when used herein, shall have the following meanings:

“Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For purposes of this definition, the terms “control,” “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person and, in the case of an entity, shall require (a) in the case of a corporate entity, direct or indirect ownership of at least a majority of the securities having the right to vote for the election of directors, and (b) in the case of a non-corporate entity, direct or indirect ownership of at least a majority of the equity interests with the power to direct the management and policies of such non-corporate entity.

“Agreement”, “this Agreement,” “hereto,” “hereof,” “hereunder,” “by this Agreement,” and similar expressions refer to this License Agreement, including the schedules, appendices and exhibits attached hereto, and not any particular article, section, subsection or other subdivision hereof or thereof.

“Active Pharmaceutical Ingredient” or “API” shall for the purposes of this Agreement mean Pexiganan acetate peptide (f/k/a MSI-78), including its pharmacologically acceptable analogs, salts, solvents, hydrates, hemihydrates, polymorphs, metabolites, free base forms, pro-drugs, esters, tautomers and if applicable, any isomers, stereoisomers, racemates, enantiomers and all optically active forms thereof.

“Bulk Goods Inventory” shall mean that product inventory, as of the Effective Date, of Genaera Bulk Product that GENAERA delivers to MACROCHEM pursuant to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“control” shall mean, with respect to any intellectual property rights or other rights, control of such rights such that a person has the right to license or sublicense such rights to a third party without incurring any obligation to pay any fees or other liability in connection therewith.

“Cumulative Net Sales” shall mean all sales (world-wide) of Product whether by MACROCHEM, sublicensees of MACROCHEM, or MACROCHEM’s distributors or agents.

“Drug Regulation” shall mean any statute, regulation, judicial or administrative interpretation, guideline, recommendation or standard international guidance relating to any Regulated Product in the United States or any other country (i) in which GENAERA has facilities, does business, or directly or through others sells or offers for sale any Regulated Product, or (ii) with respect to which MACROCHEM has notified GENAERA that it intends to sell or distribute Products.

“Disclosure Schedules” shall mean the lists and other information delivered by GENAERA to MACROCHEM in response to the requirements of Section 5.

“Exploit” or “Exploitation”, with respect to a product, shall mean to disclose, manufacture, import, use, sell, have sold, offer for sale, research, develop, commercialize, register, modify, enhance, prepare derivative works, seek necessary or desirable regulatory approvals, improve, formulate, export, transport, distribute, promote and market such product.

“Field” shall mean, with respect to any compound or composition, use of such compound or composition in the diagnosis, cure, mitigation, treatment, or prevention of disease in humans, either as a prescription drug or an over the counter drug by reference to applicable law, rule or regulation governing such compound or composition.

“FDA” shall mean the United States Food and Drug Administration.

“Finished Goods Inventory” shall mean that product inventory, as of the Effective Date, of Genaera Finished Product that GENAERA delivers to MACROCHEM hereunder.

“Genaera API” shall mean the approximately ten (10) kilograms of non-cGMP active pharmaceutical ingredient (API) currently in the custody or control of GENAERA.

“Genaera Bulk Product” shall mean the approximately one (1) quart of formulated API (unpackaged) that is in the custody or control of GENAERA.

“Genaera Confidential Information” shall mean any non-public and proprietary information disclosed by or on behalf of GENAERA to MACROCHEM in connection with this Agreement (whether prior to, on or after the Effective Date), including the Product Documentation and Trade Secrets.

“Genaera Finished Product” shall mean the approximately five hundred (500) units of packed drug product in 7.5 g tubes that is currently under the custody or control of GENAERA

“Genaera Product” shall mean any Product manufactured, distributed or under development by or on behalf of GENAERA as of the Effective Date.

“GLP” shall mean Good Laboratory Practices as promulgated by the FDA, as in effect from time to time.

“GMP” shall mean Good Manufacturing Practices as promulgated by the FDA, as in effect from time to time.

“Governmental Authority” shall mean any nation, territory or government (or union thereof), foreign, domestic or multinational, any state, local or other political subdivision thereof, and any bureau, court, tribunal, board, commission, department, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including all taxing authorities and all European notification bodies and all other entities exercising regulatory authority over medical products or devices.

“Insolvency Event” means, with respect to any person, when: (a) such person at any time generally ceases or suspends the payment of such person’s debts or is, or is deemed, unable to pay its debts; (b) any step, application or proceeding is taken by such person or against such person, for such person’s dissolution, winding up, or bankruptcy, or the appointment of a receiver, administrative receiver, administrator, or similar officer to such person, or over all, or any part of, such person’s assets or business; (c) where such person is a partnership, such partnership is dissolved or joins or amalgamates with any other partnership; or (d) such person suspends, ceases, or threatens to suspend or cease all, or substantially all, of such person’s operations.

“Lien” shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third person, or otherwise evidencing an interest of a person other than the owner of the property, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, restriction, claim, exception, encroachment, easement, right of way, license, permit, incorporeal hereditament, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property (but not including mechanics’, carriers’, warehousemen’s, vendors’ or other similar liens arising in the ordinary course of the Business if and to the extent that GENAERA removes such liens by prompt payment for services or materials rendered).

“Litigation Matter” shall mean any claim, investigation, arbitration, grievance, litigation, action, suit or proceeding, administrative or judicial, to which GENAERA is (or, to GENAERA’s knowledge, is threatened to be made) a party and relating to the Products or Subject IP (whether GENAERA is a plaintiff, defendant or otherwise), at law or in equity or otherwise, or before any Governmental Authority.

“Net Sales” shall mean the gross revenue that a person or its Affiliates receives from the sale of the Products, less the following amounts: (i) cash discounts, distributor discounts or fees, and rebates actually allowed or granted, or group purchasing organization fees in reasonable amounts customary in the trade; (ii) refunds, replacements, credits or allowances actually granted upon claims or returns regardless of the party requesting the return; (iii) freight charges paid for delivery, postage, insurance and other shipping charges, to the extent included in the amounts invoiced; and (iv) taxes or other governmental charges levied on or measured by the invoiced amount, including sales taxes, use taxes and custom duties, to the extent included in the amounts invoiced.

“Parties” shall mean each of GENAERA and MACROCHEM, each of which is sometimes referred to as a “Party.”

“Patent Rights” shall have the meaning set forth in the definition of Subject IP.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a Governmental Authority.

“Product” or “Products” shall mean any pharmaceutical composition or preparation comprising or containing the API as an active ingredient and having a concentration of API greater than 0.2% by weight that is sold for use in the Field, including without limitation all dosage forms of such compositions or preparations.

“Product Documentation” shall mean any and all patterns, plans, designs, research data, formulae, specifications, manufacturing processes, vendor and raw material and component lists and specifications, quality testing procedures, process validations, environmental control documentation, operating manuals, blueprints, sketches, drawings, manuals, data, records, procedures and research and development records, compositions, proposals, process descriptions and other technical data (including chemical formulations, design specifications, standard operating procedures and manufacturing protocols) in each case that are owned by and in the possession of GENAERA as of the Effective Date and necessary for the manufacture or quality assurance testing of any existing Product.

“Product IND” shall mean any and all Investigational New Drug Applications filed by GENAERA and relating to the Genaera Product, including but not limited to IND No. 40,454 and IND No. 43,929.

“Product NDA” shall mean the New Drug Application filed by GENAERA and relating to the Genaera Product including but not limited to NDA No. 20-930.

“Regulated Product” shall mean any product or component that is regulated as a drug by a Governmental Authority.

“Regulatory Correspondence” shall mean any and all of the following to the extent that they relate to any Product or the Exploitation of any Product and are in the possession of GENAERA as of the Effective Date: all applications, registrations, approvals, concurrences and filings with, and other submissions and correspondence relating to, any Products to or from the

FDA, any state counterpart, any European notified body and any other foreign Governmental Authority with similar authority, and, with respect to FDA filings and submissions, identifying the type of the filing or submission (whether under an IND or NDA or otherwise), including all warning letters, all vigilance reports, all adverse event reports, all correspondence relating to clinical activities, all responses to FDA audits, all European notified body audits, all responses to European notified bodies, all CE technical or CE Marking files, all facilities registration documentation and all device listing documentation.

“Start of Phase III Clinical Trial” shall mean that point at which the first human subject is dosed by MACROCHEM with any Product for the purpose of conducting a Phase III (large scale safety and efficacy) or equivalent clinical trial anywhere in the world.

“Subject IP” shall mean:

(a) all unexpired United States and foreign patents, patent applications and Disclosures of Inventions, certificates of invention and all rights therein owned by GENAERA as of the Effective Date that are necessary for the development, manufacture, use, import or sale of the Product in the Territory, and any continuations, continuations-in-part, divisionals, reissues, patents of addition, registrations, confirmations, supplementary protection certificates, term extensions (under applicable patent law or regulation or other law or regulation) or reexaminations thereof, any subsequent filings in any country claiming priority therefrom and any and all discoveries or inventions embodied within the foregoing, including, but not limited to, the foregoing identified in Section 1 of the Disclosure Schedules (the “Patent Rights”);

(b) the Product Documentation and all intellectual property disclosed or described therein that is owned by GENAERA as of the Effective Date that are necessary for the development, manufacture, use, import or sale of the Product in the Territory;

(c) the trademarks CYTOLEX and LOCILEX, to the extent that GENAERA owns any rights in such trademarks as of the Effective Date (the “Trademarks”); and

(d) the Trade Secrets.

“Subsidiary” shall mean, and “subsidiaries” collectively shall mean, as to any particular parent corporation, any corporation as to which more than 50% of the outstanding stock having ordinary voting rights or power is owned or controlled, directly or indirectly, by such parent corporation.

“Territory” shall mean worldwide.

“Trade Secret(s)” shall mean all data and information maintained in confidence by GENAERA and owned by and in the possession of GENAERA as of the Effective Date that are necessary for the development, manufacture, use, import or sale of the Product in the Territory, including such data and information that are necessary for the design, development, animal or clinical testing, obtaining regulatory concurrence or approval, manufacture, production, revision, maintenance, repair, quality assurance, marketing, labeling, packaging, advertising, sale, operation, use or other Exploitation of the Product as of the Effective Date, and including all related processes, plans, designs, research, operating manuals, methods, compounds, formulae, discoveries, developments, designs, drawings, technology, techniques, procedures, know-how, specifications, inventions, customer and supplier lists, computer programs, and other scientific or technical data or information conceived, memorialized, developed and/or reduced to practice, in each case whether or not patentable in any jurisdiction, that are owned by GENAERA as of the Effective Date. Until such time as any particular patent has been published in accordance with the terms of a Patent Application or such Patent Application has been published, the term “Trade Secrets” shall be deemed to include all inventions disclosed in such Patent Application.

1.2. Other Defined Terms. Definitions of the defined terms listed below are contained in the Section set forth opposite the defined term in the table below:

Defined Term	Section of Agreement
AAA	Section 10.2
Arbitrators	Section 10.2
Claim Notice	Section 9.2(a)
Commercial Arbitration Rules	Section 10.2
Consideration	Section 3.1
Damages	Section 9.1(a)
Disclosure Obligation	Section 11.9
DMF	Section 2.3
Expected Claim Notice	Section 9.4
GENAERA Indemnified Parties	Section 9.1(a)
GENAERA Products Liability	Section 2.7(a)
Indemnified Party	Section 9.2(a)
Indemnifying Party	Section 9.2(a)
License	Section 2.1
MACROCHEM Indemnified Parties	Section 9.1(b)
MACROCHEM Products Liability	Section 2.7(b)
R&D Milestone I Deadline	Section 3.1(e)
R&D Milestone II Deadline	Section 3.1(e)
Representatives	Section 10.1

2. License.

2.1. License Grant(a) . Subject to MACROCHEM’s compliance with the terms and conditions hereof, GENAERA hereby grants, and MACROCHEM hereby accepts, a personal, exclusive, royalty-bearing, non-transferable (except as permitted by Section 11.16), perpetual license in the Territory to and under the Subject IP to make, have made, sell, offer to sell, import and use the Products (the “License”). MACROCHEM shall have the right to grant sublicenses of equal or lesser scope of its rights under the License to third parties, provided that (a) each such sublicensee shall agree in writing to be bound by all of the terms and conditions of this Agreement, (b) no sublicensee shall have the right to sublicense to any third party any of the rights granted to it by MACROCHEM, and (c) any breach by a sublicensee of MACROCHEM of the terms and conditions of this Agreement shall be deemed a breach by MACROCHEM under this Agreement. Any sublicense granted by MACROCHEM shall terminate upon the termination of this Agreement. For avoidance of doubt, MACROCHEM is not licensed under the Subject IP with respect to any active ingredient other than the API.

2.2. Transfer of Inventory. Upon the terms and subject to the conditions hereof, GENAERA shall sell, transfer and assign to MACROCHEM, and MACROCHEM shall purchase and acquire from GENAERA, all of GENAERA’s right, title and interest in and to the following:

(a) all Finished Goods Inventory;

(b) the Genaera API;

(c) the Genaera Bulk Product; and

(d) the Genaera Finished Product.

2.3. Transfer of Existing Regulatory Filings. (a) GENAERA shall use its commercially reasonable efforts to assign, within thirty (30) days of the Effective Date:

(i) the Product IND and Product NDA to MACROCHEM, and

(ii) the existing Drug Master File (“DMF”) relating to the Genaera Product(s) to MACROCHEM.

(b) GENAERA and its sublicensees shall have the right to retain a copy of and, upon request from time to time, access and receive from MACROCHEM any updates made to, the IND, NDA and DMF, and other regulatory filings made by MACROCHEM with respect to the Product, for use in connection with products outside of the Field, including cosmetic products, and in connection with the rights reserved under Section 2.5(b).

2.4. Delivery of Technology. GENAERA will facilitate the transfer of all information owned by GENAERA and in the possession of GENAERA included within the Subject IP that is covered by the License in the format and in accordance with the schedule mutually agreed upon by the Parties, giving priority to such information that is necessary for MACROCHEM to initiate formulation and clinical trials in a prompt and efficient manner. GENAERA agrees from time to time during the term of this Agreement to make available at MACROCHEM’s reasonable request such additional information related to the Product, research data and operating procedures and other Subject IP necessary for MACROCHEM to exercise its rights under the License, in each case to the extent the same are in the possession of GENAERA. Without limiting the foregoing, MACROCHEM shall reimburse GENAERA for all reasonable costs and expenses incurred by it to perform the activities under this Section 2.4.

2.5. Reservation of Rights. (a) Except as expressly provided herein, no license, immunity or other rights is granted to MACROCHEM to or under any intellectual property rights owned or controlled by GENAERA, either directly, by implication, estoppel or otherwise. Without limiting the foregoing, MACROCHEM acknowledges and agrees that it shall have no right or license to any GENAERA trademark, name or logo, including “GENAERA”.

(b) GENAERA retains all rights to the Subject IP and API outside of the Field, including, without limitation, to make, have made, sell, offer to sell, import and use any product having a formulation with API less than or equal to 0.2% by weight therein, subject to the restrictions specified in Section 7.2.

2.6. Liabilities. (a) Effective as of the Effective Date, MACROCHEM shall assume and be responsible for payment and performance of, and agrees to pay and perform, and be solely responsible for all (and GENAERA shall have no responsibility with respect to any of) MACROCHEM Products Liability and, subject to Section 2.7, all other liabilities incurred or existing on or after the Effective Date related to the development, manufacture, import, sale or use of the Products on or after the Effective Date by or on behalf of MACROCHEM or any successor, including with respect to any studies, clinical trials and other activities undertaken by MACROCHEM with respect to the Product.

(b) GENAERA shall be responsible for payment and performance of, and agrees to pay and perform, and be solely responsible for all (and MACROCHEM shall not have any responsibility with respect to any) GENAERA Products Liability and, subject to Section 2.7, all other liabilities incurred or existing as of the Effective Date related to the development, manufacture, import, sale or use of the Products by or on behalf of GENAERA prior to the Effective Date.

2.7. Products Liability. MACROCHEM and GENAERA have agreed upon the following to clarify any ambiguities that might otherwise exist with respect to their respective liabilities and obligations relating to any Product. The provisions of this Section 2.7 shall supersede any and all other provisions of this Agreement to the extent referring to the subject matter hereof. The Parties have agreed that:

(a) GENAERA shall be liable for any and all claims asserted by any person for the death of or injury to any person or any damage to or loss of property or other products liability arising out of or related to any Product manufactured by or for GENAERA that has been used or sold by GENAERA prior to the Effective Date (regardless of when the injury occurs or when the claim is asserted) (the “GENAERA Products Liability”).

(b) MACROCHEM shall be liable for any and all claims asserted by any person for the death of or injury to any person or any damage to or loss of property or other products liability arising out of or related to any Product manufactured by or on behalf of MACROCHEM on or after the Effective Date, and any Genaera API, Finished Goods Inventory and Bulk Goods Inventory that is at any time transferred to MACROCHEM (the “MACROCHEM Products Liability”).

3. Payment Obligations.

3.1. Consideration. Subject to the other provisions of this Agreement, MACROCHEM shall pay to GENAERA, for the License and other rights granted herein, the following royalties and milestones (the “Consideration”):

(a) Milestones: MACROCHEM will make the following payments to GENAERA on the occurrence of the following events, whether first achieved by MACROCHEM, an Affiliate of MACROCHEM or a sublicensee of MACROCHEM:

(i) Upon signing	$[*] USD;
(ii) On December 1, 2007	$[*] USD;
(iii) On February 1, 2008	$[*] USD;
(iv) Start of Phase III Clinical Trial:	$[*] USD;
(v) First Regulatory Approval of:
A. a Product in any jurisdiction:	$[*] USD;
B. a Product in the United States:	$[*] USD;
(vi) Cumulative Net Sales of $500 M:	$[*] USD;
(vii) Cumulative Net Sales of $1,000 M:	$[*] USD; and
(viii) Cumulative Net Sales of $2,000 M:	$[*] USD

Milestones under sub-section (iv) hereunder shall become due and payable within thirty (30) days of the Start of Phase III Clinical Trials. All milestone payments pursuant to sub-sections (v) – (viii) hereunder, shall become due and payable within thirty (30) days of the first occurrence of the relevant milestone. Such milestone payments shall be due only once and not on any recurrent basis. It is understood by the Parties that pursuant to sub-section (v), should the first regulatory approval of a Product be in the United States, a total payment of $[*] USD shall become due and payable by MACROCHEM to GENAERA.

(b) Royalties: MACROCHEM shall pay to GENAERA a running royalty equal to [*]% of the worldwide Net Sales of each Product by MACROCHEM on a country-by-country, Product-by-Product basis for a period not to exceed the later of (x) the date of the last to expire Patent Rights covering the applicable Product in such country; or (y) five (5) years from the first commercial sale of the applicable Product in such country. Royalties shall be paid to GENAERA on a calendar quarterly basis. For avoidance of doubt, Net Sales of Products by MACROCHEM’s Affiliates shall be subject to this Section 3.1(b), and not Section 3.1(d)(i), provided that Section 3.1(d)(ii) shall apply with respect to such Affiliate. Upon the expiration of MACROCHEM’s royalty obligations under this Section 3.1(b) with respect to a Product in any country, MACROCHEM’s License shall become royalty free for such Product in such country.

(c) Milestone and Royalty Reduction: For the purposes of this Agreement and the foregoing milestone and royalty payments, the Parties have assumed that MACROCHEM will be performing a single Phase III clinical trial in order to secure final FDA approval of the first Product in the United States. If MACROCHEM reasonably determines that clinical trials in addition to those described in the preceding sentence are required by the FDA in order to secure final FDA approval of such Product in the United States, then the following reductions to the milestone and/or royalty payments shall occur: (i) the milestone payments due under Section 3(b)(iv) above shall be reduced to $[*] USD; and (ii) the royalties due under Section 3.1(b) above shall be reduced to [*]% for the first $500 million of Cumulative Net Sales of such Product.

(d) Sublicensing Income:

(i) Royalty Income from a sublicense: With respect to any royalty payments received by MACROCHEM from a sublicensee, MACROCHEM will pay GENAERA an amount equal to the greater of [*]% of said royalty payments to GENAERA or [*]% of such sublicensee’s Net Sales of Products. Such royalty payments shall be made on a calendar quarterly basis.

(ii) Non-royalty sublicense income: With respect to any non-royalty sublicense income received by MACROCHEM from any sublicensee in any form (including licensing or milestone payments received in cash, or premiums on equity, but not including research and development funding or value directly attributed to equity), MACROCHEM will pay GENAERA an amount equal to [*]10% of such sublicense income. Such payments to GENAERA shall be made within thirty (30) days of MACROCHEM’s receipt of the sublicense income by MACROCHEM.

(e) Termination for Failure to Meet Milestones. GENAERA may at any time terminate this Agreement upon thirty (30) days’ prior written notice to MACROCHEM in the event that MACROCHEM fails to (i) achieve the milestone described in Section 3.1(a)(iv) by two (2) years from the Effective Date (“R&D Milestone I Deadline”), or (ii) achieve the milestone described in Section 3.1(a)(v) by four (4) years from the Effective Date (“R&D Milestone II Deadline”). Notwithstanding the foregoing, if MACROCHEM provides to GENAERA written notice at least thirty (30) days in advance of the applicable deadline reasonably establishing that it is unable to complete that R&D Milestone I Deadline and/or R&D Milestone II Deadline despite using commercially reasonable efforts to do so or as a result due to force majeure events or factors (including regulatory issues) which are out of the reasonable control of or not reasonably foreseeable by MACROCHEM (e.g., problems with clinical trial protocols or designs including randomization errors, product mislabeling, dosing errors, statistical miscalculations, serious adverse events or Investigational Review Board-related delays) together with an adjusted timeline and plan for meeting such timeline, then GENAERA agrees to reasonably extend the timing for the R&D Milestone I and/or R&D Milestone II Deadline to take into account such circumstances.

(f) Conversion to Non-Exclusive License. Without limiting Section 3.1(e), MACROCHEM’s License automatically shall convert to a non-exclusive License in each country in the Territory in which MACROCHEM has not submitted a bona fide application for regulatory approval to sell a Product within six (6) years of the Effective Date.

(g) Records. MACROCHEM shall keep, and shall cause its Affiliates and sublicensees to keep, complete and accurate books, records and accounts which fairly reflect, in reasonable detail, Net Sales of Products and of all payments due GENAERA hereunder, in accordance with U.S. GAAP. All such books, records and accounts shall be maintained for not less than three (3) years, or for such longer period if and as required by applicable law, following the date of such

Net Sales. MACROCHEM shall deliver to GENAERA written reports of Net Sales of each Product by MACROCHEM and its Affiliates and sublicensees, and any other sublicensee income received, during the preceding calendar quarter, on or before the thirtieth (30) day following the end of each calendar quarter. Such report shall include:

(i) a calculation of the royalty due for such preceding calendar quarter (based on the actual Net Sales of each Product) and any nonroyalty sublicense income; and

(ii) the total amount of Net Sales of Products, including detailed descriptions of all reductions applicable thereto.

Each such report shall be accompanied by the monies due in respect of the royalties owed by MACROCHEM for the preceding calendar quarter.

(h) Audit. During the term and for a period of one (1) year thereafter, GENAERA shall have the right after thirty (30) days advance written notice to MACROCHEM, at its own expense, to nominate an independent accountant who shall have full and unhindered access to MACROCHEM’s and its Affiliates’ and sublicensees’ books and records during reasonable business hours for the sole purpose of verifying the Consideration payable as provided for in this Agreement for the preceding calendar year, but this right may not be exercised more than once in any calendar year, unless during any particular audit a discrepancy of more than five percent (5%) is found in the amount of Consideration due to GENAERA, in which case GENAERA shall be entitled to perform two (2) audits in the subsequent calendar year and recovery of its costs and expenses incurred in conducting such particular audit, as well as any shortfall in such Consideration due to GENAERA together with interest at the rate of one and one-half percent (1.5%) per month, or the maximum rate permitted by applicable law, whichever is lower, from the date the royalties should have been paid

(i) Currency. All royalties and other payments shall be made in U.S. dollars. Royalties payable on sales in countries other than the United States shall be calculated by multiplying the appropriate royalty rate times the sale in each currency in which they are made and converting the resulting amount into United States dollars at the applicable rates of exchange specified in the Wall Street Journal at the time such royalty payments are made.

3.2. Instruments of Transfer.

(a) The transfer of the inventory pursuant to Section 2.2 and regulatory filings pursuant to Section 2.3 to MACROCHEM shall be effected by the delivery of one or more Bills of Sale, an Assumption Agreement, or other documents, all in forms prepared by MACROCHEM and reasonably acceptable to GENAERA.

(b) Such inventory and regulatory filings transferred to MACROCHEM will be either delivered, at MACROCHEM’s expense, by GENAERA to a location specified by MACROCHEM on the Effective Date or promptly after the Effective Date, but in no event later than thirty (30) days after the Effective Date.

3.3. Taxes. MACROCHEM shall make all payments to GENAERA under this Agreement without deduction or withholding for taxes, and MACROCHEM shall be responsible for any and all taxes payable in connection with any milestone, royalty or other payments owed to GENAERA hereunder, except for taxes owed in respect of GENAERA’s income, provided that, if MACROCHEM concludes that tax withholdings under the laws of any country are required with respect to payments to GENAERA, MACROCHEM shall withhold the required amount and pay it to the appropriate Governmental Authority. In such case, MACROCHEM shall promptly provide GENAERA with original receipts or other evidence reasonably required and sufficient to allow GENAERA to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits. The Parties shall use all reasonable and legal efforts to reduce tax withholding on payments made to GENAERA.

4. Commercialization; R&D; Regulatory Approvals.

4.1. Commercialization. MACROCHEM, or its sublicensee, will use commercially reasonable efforts to develop the marketing strategy, marketing plan and promotional materials for the Products, and to promote sales of the Products in the Field in the Territory. MACROCHEM will commence, within forty-five (45) days of the Effective Date, the activities necessary to obtain regulatory approval for the Products in the United States, and shall diligently pursue and conduct such activities as may be necessary in order to obtain regulatory approval for the Product in the Field in each country in the Territory. MACROCHEM’s efforts shall be commensurate with those efforts used to pursue regulatory approval for its own products of similar potential, value and status in each country in the Territory or, if MACROCHEM has no such similar products in a comparable country, MACROCHEM’s efforts shall be commensurate with the efforts that other reputable pharmaceutical companies of comparable size and product portfolio would use with respect to a product of similar potential, value and status in such country. MACROCHEM agrees to make commercial launch of each Product in each country within the Territory within six (6) months of obtaining regulatory approval to sell such Product in such country.

4.2. Research and Development Activities. Following the Effective Date, MACROCHEM shall assume and incur all costs and expenses in connection with the research and development activities which are necessary to obtain regulatory approval for the Products. MACROCHEM also shall be responsible, at its cost and expense, for all preclinical studies, pre-marketing and compassionate use programs, clinical trials, studies, chemistry/pharmacy data, and post approval studies, and any other information and data required as a condition for acquiring regulatory approval for the Products.

4.3. Product Registrations. MACROCHEM shall be solely responsible, at its cost and expense, for obtaining and maintaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, local, foreign, international and multinational Governmental Authorities necessary for the sale of the Product in the Territory, and for all correspondence with governmental authorities, inspections, investigations, adverse reactions and event, reporting obligations and recalls with respect to such Products. All such product registrations shall be filed in the name of MACROCHEM and MACROCHEM will be the owner of record sponsoring all regulatory filings on the Products in the Field in the Territory. Without limiting the foregoing, MACROCHEM shall fund and be responsible for the conduct of all Phase III/IV activities that have been commenced by GENAERA with respect to the Product.

4.4. Pricing and Reimbursement Approvals. MACROCHEM shall be responsible for obtaining and maintaining pricing and reimbursement approvals required for the sale by MACROCHEM of the Products in each country in the Territory. MACROCHEM shall use its commercially reasonable efforts to maximize the opportunities to obtain commercially reasonable pricing for the Products in each country in the Territory by the time of the initial launch of the Products in such country. Such efforts shall be commensurate with those efforts use for its other products of similar potential, value and status in such country or, if MACROCHEM has no comparable product in such country, a comparable country in the Territory.

4.5. Compliance with Applicable Law. MACROCHEM agrees that it shall comply with all applicable laws and regulations in connection with its activities under this Agreement.

5. Representations and Warranties of GENAERA.

GENAERA represents and warrants as of the Effective Date:

5.1. Due Organization. GENAERA is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. GENAERA has corporate power to own its properties and to conduct its business as currently owned and conducted.

5.2. Authorization. GENAERA has the full legal right and power to enter into and perform the transactions contemplated by this Agreement, without need for any consent, approval, authorization, license or order of, or notice to or filing with, any Governmental Authority or other person. The execution, delivery and performance by GENAERA of this Agreement and the consummation by GENAERA of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of GENAERA, including approval of this Agreement by the Board of Directors and stockholders of GENAERA if necessary. This Agreement evidences, or upon its execution will evidence, the legal, valid and binding obligations of GENAERA, enforceable against GENAERA in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting the rights and remedies of creditors generally. This Agreement has been duly executed and delivered by GENAERA as of the execution date.

5.3. No Default or Violation. The execution, delivery and performance by GENAERA of this Agreement does not and will not violate or require any registration, qualification, consent, approval, or filing under any law, statute, ordinance, rule or regulation or any judgment, injunction, order, writ or decree of any court, arbitrator or Governmental Authority by which GENAERA or any of its assets or properties may be bound or conflict with, require any consent, approval, or filing under, or result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of GENAERA’s obligations under, result in the loss of GENAERA’s rights under, result in the vesting or enhancement of any other person’s rights under or result in the creation of any Lien upon any of GENAERA’s properties, assets or businesses to which this Agreement relates.

5.4. Documentation. GENAERA has delivered or will deliver in accordance with this Agreement to MACROCHEM a true, correct and complete copy of documentation relating to all present and past Product clinical trials to the extent such documents exist and are in the possession of GENAERA. The Product Documentation includes all documentation owned by and in the possession of GENAERA that is used by GENAERA to manufacture the Products before the Effective Date.

5.5. Litigation, Warranty and Other Claims. Section 5.5 of the Disclosure Schedules provides a true, correct and complete list and brief description of all, to GENAERA’s knowledge, pending or threatened Litigation Matters; and all product liability claims made against GENAERA and warranty obligations outstanding with respect to any Product as of the date hereof. Except as disclosed in the Disclosure Schedules, GENAERA has not been a defendant in any Litigation Matter involving products liability or warranty claims and, to the knowledge of GENAERA, no such Litigation Matter has been threatened in writing.

5.6. Subject IP.

(a) Title. GENAERA owns or has sufficient rights in and to the Subject IP, free and clear of any Liens, that are necessary to grant the rights to MACROCHEM as set forth in this Agreement. GENAERA has not granted to any other person any license, option or other rights to develop, use, sell or Exploit the Subject IP, whether requiring the payment of royalties or not, and GENAERA is not obligated to grant to any other person any license, option or other rights to develop, use, sell or Exploit the Subject IP, whether requiring the payment of royalties or not, in each case that would conflict with the rights granted to MACROCHEM as set forth in this Agreement.

(b) Validity; Patentability. To GENAERA’s knowledge, there is no pending or threatened Litigation Matter (and GENAERA has received no written notice in the past two (2) years) (i) contesting the patentability, validity, enforceability or ownership of, or right to use or license, any intellectual property rights included in the Subject IP, or (ii) asserting that any Subject IP (or the development, manufacture, use, importation, offer for sale or sale of any Product) conflict or will conflict with the intellectual property rights of any other person, except in the case of each of the foregoing, where any such event or circumstance would not have a material negative effect on the value of the Subject IP to MACROCHEM.

(c) Misappropriation; Non-Infringement. To GENAERA’s knowledge, there are no rights owned by GENAERA, any Affiliate of GENAERA or any third person which would prevent the development, quality assurance, licensing, manufacture, use, offer for sale, marketing, importation, or sale by GENAERA or MACROCHEM of any Product or any item that includes Product, except in the case of each of the foregoing, where any such event or circumstance would not have a material negative effect on the value of the Subject IP to MACROCHEM.

(d) No Conflict. To GENAERA’s knowledge. the execution, delivery and performance by GENAERA of this Agreement and the consummation of the transactions contemplated hereby and thereby does not constitute a breach of or result in a modification of any instrument, license or agreement to which GENAERA is a party that relates to any Subject IP, or cause the (or give rise to a right of) forfeiture or termination of any Subject IP, or impair the right of GENAERA or MACROCHEM to develop, make, have made, use, offer for sale, market, import, or sell any Product under any Subject IP.

5.7. Disclaimer. GENAERA does not make any warranty or representation that anything provided, made, used, sold, offered for sale, or otherwise disposed of, marketed or promoted under the License, including the Products, is or will be free from infringement of any third person’s intellectual property rights. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 5, GENAERA DOES NOT MAKE, AND THERE ARE NO WARRANTIES, REPRESENTATIONS OR CONDITIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. GENAERA EXPRESSLY EXCLUDES ANY WARRANTIES, CONDITIONS OR REPRESENTATIONS OF MERCHANTABILITY, SUFFICIENCY, FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT. WITHOUT LIMITING THE FOREGOING, THE GENAERA API, THE FINISHED GOODS INVENTORY AND THE BULK GOODS INVENTORY ARE BEING TRANSFERRED TO MACROCHEM ON AN “AS-IS” BASIS, WITHOUT WARRANTIES OF ANY KIND.

6. Representations and Warranties of MACROCHEM

MACROCHEM represents and warrants that:

6.1. Due Organization. MACROCHEM is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. MACROCHEM has corporate power to own its properties and to conduct its business as currently owned and conducted and to execute, deliver and perform this Agreement.

6.2. Authorization. MACROCHEM has the full legal right and power to enter into and perform the transactions contemplated by this Agreement, without need for any consent, approval, authorization, license or order of, or notice to, any court, Governmental Authority or other person. The execution, delivery and performance by MACROCHEM of this Agreement and the consummation by MACROCHEM of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of MACROCHEM. This Agreement evidences the legal, valid and binding obligations of MACROCHEM, enforceable against MACROCHEM in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting the rights and remedies of creditors generally.

6.3. No Default or Violation. The execution, delivery and performance by MACROCHEM of this Agreement and the consummation by MACROCHEM of the transactions contemplated hereby and thereby do not, and will not, conflict with any provision of the corporate charter or By-Laws of MACROCHEM, and do not, and will not, violate any law, regulation, order, judgment or decree to which MACROCHEM or any of its properties is subject.

6.4. Sufficient Financial Resources MACROCHEM has access to all funds necessary to enter into this Agreement and to pay the milestone payments specified in Sections 3.1(a)(i)-(ii).

6.5 Brokerage. There has been no intermediary or broker in negotiations or discussions incident to the execution of this Agreement or any of the transactions contemplated hereby on behalf of MACROCHEM. GENAERA shall not be responsible for, and MACROCHEM hereby indemnifies GENAERA against, any commission or other compensation due or becoming due with respect to any such transactions as a result of the engagement of any such person.

7. Covenants of the Parties

7.1. Further Actions. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

7.2. Covenant Not to Compete; Non-Solicitation of Customers.

(a) Covenant. GENAERA agrees that, during the period beginning on the Effective Date and ending on the last to expire of the Patent Rights existing as of the Effective Date, GENAERA and its Affiliates will not, without the written approval of MACROCHEM, use or license any third party to use the Subject IP anywhere in the world involving the design, development, animal or clinical testing, obtaining regulatory concurrence or approval, manufacture, production, quality assurance, marketing, advertising, labeling, packaging, distribution, sale, or licensing of (A) a product intended for use as a cosmetic that contains API in a concentration greater than 0.2% by weight or (B) a product containing API in any concentration that would be deemed a drug for human use as defined by applicable Drug Regulation or (C) a product containing API which is not a Regulated Product but will be promoted for any use as a drug in humans. GENAERA also agrees not to use, and to contractually prohibit cosmetic licensees from using, the name “pexiganan” in promotional, labeling or marketing materials except as legally required (e.g., list of ingredients in the absence of an alternative descriptive name). The restrictions set forth in this Section 7.2 shall not apply with respect to any jurisdiction pursuant to which the License has been made non-exclusive pursuant to Section 3.1(f).

(b) Modification. The Parties hereby request that any arbitrator (as set forth in Section 10) who may be requested to enforce this Agreement do so in accordance with its specific terms. However, if it should for some reason be contrary to public policy to effectuate the intentions of the Parties in interpreting this Agreement, the Parties have agreed as follows:

(i) In the event that the arbitrator determines that any provision of this Agreement is invalid or unenforceable by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, the Parties agree that the arbitrator shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the decision may be appealed.

(ii) If, after application of the immediately preceding Section 7.2(b)(i), the arbitrator shall determine that any provision of this Agreement is invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect. In all such cases, the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

7.3. Ownership of IP Rights. Subject to the rights and licenses granted herein, MACROCHEM acknowledges and agrees that GENAERA owns and shall own at all times all right, title and interest, throughout the world, in and to all Subject IP. MACROCHEM agrees that nothing in this Agreement, and no use of the Subject IP by MACROCHEM pursuant to this Agreement, shall vest in MACROCHEM any right, title or interest in or to any Subject IP, other than the express rights and licenses provided for herein.

7.4. Patent Prosecution. The Parties jointly shall direct and control (i) the preparation, filing and prosecution of the Patent Rights (including any interferences, oppositions, reexaminations, reissues or other post-issuance or inter-partes proceeding) and (ii) maintenance of the patents issuing therefrom. The Parties shall equally share in the costs of the foregoing activities. The Parties mutually shall agree upon a patent attorney to handle such activities. GENAERA shall be the primary contact and interface with such patent attorney regarding such activities. Subject to limitations imposed by GENAERA to protect confidential information of GENAERA or third persons, or to preserve attorney-client privileges and any other privileges, upon request MACROCHEM shall (1) be supplied by GENAERA with copies of all patent applications, amendments and patent office correspondence with respect to the Patent Rights and reasonable opportunity to comment thereon, and (2) have the opportunity for periodic consultations with GENAERA and the patent attorney so selected on all material matters relating to prosecution and maintenance of the Patent Rights. GENAERA agrees to incorporate MACROCHEM’s reasonable and timely comments into patent applications, amendments and patent office correspondence with respect to the Patent Rights. The patent attorney shall be instructed to not discontinue prosecution or maintenance of any Patent Rights without written approval from both Parties, provided that in the event that no Products that are in commercial use or commercial development by MACROCHEM are covered by at least one valid claim within an issued patent or pending patent application included within the Patent Rights, and GENAERA determines to discontinue prosecution or maintenance of such issued patent or pending patent application as not commercially justifiable, GENAERA may instruct the patent attorney do so without liability, provided it shall notify MACROCHEM in writing of such decision at least sixty (60) days prior to such discontinuation, but in any event at least sixty (60) days prior to abandonment or other forfeiture of any material rights under such Patent Rights, and MACROCHEM shall have the right to assume the prosecution and maintenance thereof. If GENAERA does not agree to file for Patent Rights in any jurisdiction, MACROCHEM may, upon thirty (30) days’ prior written notice, elect to file for Patent Rights in such jurisdiction, at its sole expense, and to control the prosecution of such filings in such jurisdiction. If any patent issues from such filing in such jurisdiction, MACROCHEM shall be entitled to deduct up to fifty percent (50%) of its reasonable filing and prosecution costs and expenses incurred with respect to such issued patent from any running royalties owed to GENAERA in respect of such jurisdiction.

7.5. Patent Enforcement. The Parties shall promptly notify the other in writing of any alleged or threatened infringement by a third party of any Subject IP of which they become aware. GENAERA shall have the first right to institute and prosecute, at its sole expense, actions, lawsuits and proceedings against all third parties that infringe, or appear to infringe, the Subject IP with respect to the Product in the Field. The Parties shall reasonably cooperate with each other in all such suits and actions. After reimbursement of the Parties’ costs and expenses incurred in connection with such suits and actions, the Parties shall evenly share in any and all items that may be received, collected or recovered in any such suit or action, whether by judgment, settlement or otherwise. If GENAERA elects not to bring or maintain any such action, suit or proceeding, within one hundred and eighty days (180) days after becoming aware of a material, likely infringement of the Subject IP with respect to the Product in the Field, MACROCHEM shall have the right to maintain at its sole expense such action, suit or proceeding with the reasonable cooperation of GENAERA (at MACROCHEM’s sole expense for such cooperation, including joining GENAERA as a party plaintiff, if necessary), and after reimbursement of the Parties’ costs and expenses incurred in connection with such suits and actions MACROCHEM shall be entitled to retain any and all items that may be received, collected or recovered in any such suit or action, whether by judgment, settlement or otherwise, provided that all such amounts shall be treated as sublicense royalties for which a payment shall be owed to GENAERA pursuant to Section 3.1(d)(i). GENAERA shall have sole control over instituting and prosecuting, at its sole expense, all actions, lawsuits and proceedings against third parties that infringe, or appear to infringe, the Subject IP outside of the Field or within the Field that do not relate to the Product, and GENAERA shall retain any and all items that may be received, collected or recovered in any such suit or action, whether by judgment, settlement or otherwise.

7.6. Defense of Subject IP. In the event that a declaratory judgment action, counterclaim or similar proceeding alleging invalidity or unenforceability of any of the Subject IP is brought or made against either of the Parties, such Party promptly shall notify the other party thereof in writing. GENAERA will be responsible for the defense of, and will have the obligation to defend against, any such declaratory judgment action, counterclaim or similar proceeding, at MACROCHEM’s expense, provided that MACROCHEM will have the right at any time to intervene and jointly control the defense of any such declaratory judgment action, counterclaim or similar proceeding.

7.7. Marking. MACROCHEM agrees to mark all Products made, used, imported, offered or sold under any patents comprising the Patent Rights in conformity with the patent laws and practice of each jurisdiction in which such patents have been issued or as otherwise directed by GENAERA in its reasonable judgment.

7.8. Non-Solicitation. Each Party agrees that it shall not, for a period of two (2) years from the Effective Date, directly or indirectly, contact or solicit (other than by general advertising) for the purpose of offering employment or hiring, induce or attempt to induce to accept employment, or actually hire (in each case, whether as an employee, consultant, agent, independent contractor or otherwise), any employee of the other Party or any of its Affiliates with whom such Party had contact in connection with the negotiation or implementation of this Agreement.

8. Post-Execution Matters

8.1. Defense of Claims and Litigation. At all times from and after the Effective Date, and without charge except for reimbursement of out-of-pocket expenses, each Party shall consult, confer and cooperate in good faith on a reasonable basis with the other Party (including the making available of witnesses and cooperation in discovery proceedings) in the conduct or defense of any Litigation Matter against such other Party or any of its Affiliates by any third party that relates to the Products or any matter that, directly or indirectly, arises therefrom, whether known at the Effective Date or arising thereafter. The foregoing notwithstanding, to the extent the indemnification provisions of this Agreement apply to any such conduct or defense, they shall control as to the payment of costs and expenses.

8.2. Confidentiality. (a) MACROCHEM shall not disclose the Genaera Confidential Information to any person (other than its employees, sublicensees, agents and contractors to whom disclosure is necessary to the performance of this Agreement or the exercise of rights granted under this Agreement), or use the Genaera Confidential Information other than as necessary to exercise its rights under the License, without the prior written consent of GENAERA, except that MACROCHEM may disclose Genaera Confidential Information to the extent such disclosure is reasonably necessary to prosecute or defend litigation, to comply with applicable law or regulations, to obtain necessary or desirable regulatory approvals, to respond to a valid order of a Governmental Authority, or to conduct preclinical or clinical trials, provided that, other than with respect to disclosure for protecting intellectual property rights in which such disclosure is required by applicable law, MACROCHEM shall (i) use reasonable efforts to secure confidential treatment of such Genaera Confidential Information required to be disclosed, and (ii) unless precluded by applicable law from doing so, give advance notice to GENAERA sufficiently in advance of the proposed disclosure so as to permit GENAERA to have the opportunity to object to such disclosure or otherwise protect the Genaera Confidential Information. Any person to which MACROCHEM is permitted to disclose Genaera Confidential Information shall be instructed as to and shall have agreed to MACROCHEM’s obligations under this Section 8.2.

(b) MACROCHEM shall use the same care as it uses to maintain the confidentiality of the Genaera Confidential Information as it uses for its own confidential information of similar value, but in no event less than commercially reasonable measures.

(c) The obligations in this Agreement with respect to Genaera Confidential Information shall not apply to any portion of the Genaera Confidential Information that MACROCHEM can demonstrate by legally sufficient evidence (1) now or hereafter, through no act or failure to act on the part of MACROCHEM, is or becomes generally known to the public; (2) is known to MACROCHEM or one of its Affiliates at the time such person receives such Genaera Confidential Information without any obligation of confidentiality; (3) is hereafter furnished to MACROCHEM by an unrelated third party without violating any agreement or with or confidentiality obligation to GENAERA; or (4) is independently developed by MACROCHEM or one of its Affiliates without use of any Genaera Confidential Information.

(d) Without limiting Section 11.9, neither Party shall disclose the financial terms of this Agreement to an unaffiliated third party, except for legal, financial, accounting or other similar advisors who agree to keep the financial terms of this Agreement confidential, without the prior written approval of the other party, provided that each party may disclose the aggregate of the consideration to be paid by MACROCHEM to GENAERA hereunder in any press release announcing the transaction entered into between the parties under this Agreement or any other communication by such party to investors and analysts. For avoidance of doubt, the foregoing proviso permitting the Parties to disclose the aggregate of the consideration to be paid under this Agreement does not include the right to disclose any individual milestones or the associated milestone payments.

9. Indemnification

9.1. Indemnification.

(a) MACROCHEM’s Indemnification Obligations. On and after the Effective Date, MACROCHEM by this Agreement agrees to indemnify, defend and hold harmless GENAERA and each of its directors, officers, employees, stockholders, Affiliates and agents (collectively, the “GENAERA Indemnified Parties”) from and against and in respect of any and all claims, losses, damages, costs, expenses, obligations, liabilities, charges, actions, suits, proceedings, deficiencies, interest, penalties and fines (including costs of collection, attorney’s fees and other costs of defense, costs of enforcing indemnification provisions, and expenses of investigation) (collectively, “Damages”) imposed on, sustained, incurred or suffered by or asserted against them, directly or indirectly, in respect of, but only in respect of a third party claim arising out of or relating to:

(i) any breach of MACROCHEM’s representations and warranties contained herein, any such claim to be made by any GENAERA Indemnified Party within the period of survivability set forth in Section 9.3;

(ii) MACROCHEM’s failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder, or under any document delivered by MACROCHEM pursuant to this Agreement; or

(iii) the MacroChem Products Liabilities or any of the other liabilities for which MACROCHEM is responsible under Section 2.6.

(b) GENAERA’s Indemnification Obligations. On and after the Effective Date, GENAERA by this Agreement agrees to indemnify, defend and hold harmless MACROCHEM and each of its Affiliates and each of their respective directors, officers, employees, stockholders and agents (collectively, the “MACROCHEM Indemnified Parties”), from and against and in respect of any and all Damages imposed on, sustained, incurred or suffered by or asserted against them, directly or indirectly, but only in respect of a third party claim arising out of relating to :

(i) any breach of GENAERA’s representations and warranties contained herein, any such claim to be made by any MACROCHEM Indemnified Party within the period of survivability set forth in Section 9.3;

(ii) GENAERA’s failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder, or under any document delivered by GENAERA pursuant to this Agreement;

(iii) the Genaera Products Liabilities or any of the other liabilities for which GENAERA is responsible under Section 2.6

9.2. Claims for Indemnification.

(a) Claims Notice. Whenever any claim shall arise for indemnification hereunder, the person seeking indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought in writing (the “Indemnifying Party”) of the claim (“Claim Notice”) and, when known, the facts constituting the basis for such claim, including, if known, the amount or an estimate of the amount of the liability arising therefrom. The failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations under this Section 9, except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and the fees and expenses of such counsel shall be borne by such Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnified Party reasonably concludes that there exists a conflict of interest between the interests of the Indemnified Party and the Indemnifying Party, or the Indemnifying Party has after a reasonable time failed to employ counsel to assume or to continue to maintain such defense, in each of which events the Indemnified Party may retain counsel which shall be reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel for the Indemnified Party (but in no event shall the Indemnifying Party be obligated to pay fees and expenses of more than one firm for all Indemnified Parties). So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof (or does not fulfill its commitment to undertake such defense), the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the person asserting such claim to all Indemnified Parties (i.e., GENAERA Indemnified Parties or MACROCHEM Indemnified Parties, as the case may be) an unconditional release from all liability with respect to such claim. Notwithstanding the foregoing, GENAERA shall have the right, in its sole discretion and at its expense, to assume the investigation, defense and settlement of any claim involving the Subject IP.

9.3. Survival of Representations and Warranties. Notwithstanding any investigation conducted before or after the Effective Date, and notwithstanding any knowledge or notice of any fact or circumstance that either MACROCHEM or GENAERA may have as the result of such investigation or otherwise, MACROCHEM and GENAERA shall each be entitled to rely upon the representations, warranties and covenants of the other in this Agreement. Each of the representations and warranties contained in this Agreement or in any certificate delivered hereunder shall terminate upon the twelve (12) month anniversary of the Effective Date.

9.4. Expected Claim Notice. Notwithstanding the provisions of Section 9.3, if an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Damages (an “Expected Claim Notice”), then the applicable representation or warranty (and the related obligations of the Indemnifying Party under this Section 9) shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

9.5. Third Party Beneficiaries. The MACROCHEM Indemnified Parties and GENAERA Indemnified Parties are intended to be third party beneficiaries of the rights granted under this Section 9 and to have the right to enforce such rights directly against the applicable Indemnifying Party.

9.6. Insurance. MACROCHEM agrees that during the term hereof and for five (5) years thereafter it shall keep and maintain the following insurance with reputable carriers reasonably satisfactory to GENAERA:

(a) Comprehensive public liability including products liability coverage with limits of not less than five million dollars ($5,000,000) per incident, naming GENAERA as an additional insured from the Effective Date forward with respect to MACROCHEM’s performance hereof. Such insurance may be self insurance and may be a combination of primary and excess coverage, and shall waive subrogation against GENAERA.

(b) Workers compensation insurance as required by law and employer’s liability insurance with limits of at least two million dollars ($2,000,000).

(c) MACROCHEM agrees to provide GENAERA certificates evidencing such coverage within sixty (60) days after the Effective Date and at least annually thereafter. Such insurance certificates shall state that such insurance shall not be canceled or materially altered except that upon written notice to GENAERA.

9.7. Limitation of Liability. EXCEPT WITH RESPECT TO ITS INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT SHALL GENAERA, OR ANY OF ITS AFFILIATES, OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, CONSULTANTS AND AGENTS, BE LIABLE TO MACROCHEM OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, CONSULTANTS AND AGENTS FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, ENHANCED OR SPECIAL DAMAGES, IN EACH CASE ARISING OUT OF, OR IN ANY MANNER RELATING TO, THIS AGREEMENT, THE PERFORMANCE OR BREACH HEREOF, OR THE SUBJECT MATTER HEREOF, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT OR SHOULD HAVE ANTICIPATED, THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF THE

FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. IN NO EVENT WILL GENAERA’S AGGREGATE LIABILITY IN CONNECTION WITH THIS AGREEMENT EXCEED TWELVE (12) MONTH’S WORTH OF FEES PAID TO IT BY MACROCHEM.

10. Dispute Resolution.

10.1. Negotiation. In the event of any dispute or disagreement between MACROCHEM and GENAERA as to the interpretation of any provision of this Agreement (or the performance of any obligations hereunder), the matter, upon written request of either Party, shall be referred to representatives of the Parties for decision, each Party being represented by a senior executive officer (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, each of MACROCHEM and GENAERA shall be free to exercise the remedies available to it under Section 10.2 below.

10.2. Submission to Arbitration. If MACROCHEM and GENAERA are unable to resolve such dispute pursuant to Section 10.1, the dispute shall be submitted to binding arbitration to be conducted in Delaware before a panel of three arbitrators (the “Arbitrators”) in accordance with the Commercial Arbitration Rules (the “Commercial Arbitration Rules”) of the American Arbitration Association (the “AAA”) then in effect and the further procedures set forth herein. Each Arbitrator shall have at least ten (10) years of experience in the pharmaceutical field and shall have no conflict of interest in deciding disputes between MACROCHEM and GENAERA.

(a) Applicable Rules. In the event of any conflict between the Commercial Arbitration Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(b) Commencement of Arbitration. Either MACROCHEM or GENAERA may commence the arbitration by filing a written submission with the Delaware office of the AAA in accordance with Rule 4 (or any successor provision) of the Commercial Arbitration Rules and the other shall respond in accordance with said Rule 4 (or any successor provision). Each of MACROCHEM and GENAERA shall select one Arbitrator from the list of persons knowledgeable in the pharmaceutical field provided by the AAA consistent with Rule 11(a) (or any successor provision) of the Commercial Arbitration Rules and the two Arbitrators so chosen (or the AAA) shall jointly select a third person knowledgeable in pharmaceutical industry matters in accordance with Rule 13 (or any successor provision) of the Commercial Arbitration Rules.

(c) Applicable Law. The substantive law to be applied in the arbitration shall be with respect to disputes involving general contract matters, the internal laws of the State of Delaware and with respect to disputes involving patent rights in any jurisdiction, the patent laws of the applicable jurisdiction. Any award rendered by the Arbitrators shall be final, conclusive and binding upon the Parties hereto, and judgment thereon may be entered and enforced in any state or federal court of competent jurisdiction located within the State of Delaware.

(d) Limitations on Authority of Arbitrators. Except as set forth in Section 7.2(b), the Arbitrators shall have no power or authority, under the Commercial Arbitration Rules or otherwise, to modify or disregard any provision of this Agreement, address or resolve any issue not submitted by the Parties, or award any damages other than compensatory damages, and the Arbitrators are specifically precluded from awarding punitive or exemplary damages, provided, however, that the Arbitrators may provide for the payment of punitive or exemplary damages to the extent required to reimburse (under the indemnification provisions of this Agreement) an Indemnified Party for damages awarded against such Indemnified Party in favor of a third person in another forum.

(e) Costs and Expenses. In connection with any arbitration proceeding pursuant to this Agreement, unless the Arbitrators shall determine otherwise, each Party shall bear its own costs and expenses. Notwithstanding the foregoing, each of MACROCHEM and GENAERA shall be responsible for one half of the fees and costs of the AAA and the Arbitrators, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrators may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the Parties.

(f) Court Proceedings. Notwithstanding the applicability of the AAA’s Emergency Interim Relief Procedures, a Party may initiate an action in a court of competent jurisdiction in the State of Delaware and may seek interim measures (including, without limitation, temporary restraining orders and preliminary injunctions) necessary to protect the interests of such Party pending the arbitration. In such case, the court shall be free to act on all requests for interim measures from time to time, but shall stay the action in all other respects pending the arbitration (which the court may compel). If any such action is still pending at the time of the Arbitrators’ award, either Party may apply to such court for entry of judgment on, and enforcement of, the Arbitrators’ award, including, without limitation, any equitable relief awarded by the Arbitrators.

10.3. Arbitration Remedy Exclusive. Except as provided in Section 10.2(f) (with respect to interim relief), the Parties agree and understand that arbitration pursuant to Section 10.2 is the exclusive remedy available to the Parties with respect to any dispute, disagreement, claim or controversy arising out of or relating to this Agreement, or the transactions contemplated by this Agreement that have not been resolved pursuant to Section 10.1.

10.4. Submission to Jurisdiction.

(a) Recourse to courts is limited as provided in Sections 10.2(f) and 10.3. The following provisions of this Section 10.4 apply with respect to such access to courts as is consistent with such Sections 10.2(f) and 10.3.

(b) The Parties by this Agreement irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement, or the transactions contemplated by this Agreement (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by a recognized overnight courier service shall be effective service of process for any action, suit or proceeding brought against the Parties in any such court. The Parties by this

Agreement irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in the courts located in the State of Delaware, and by this Agreement further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11. Miscellaneous.

11.1. Termination. This Agreement may be terminated upon written notice effective immediately (except as otherwise stated below) at any time as follows:

(a) By mutual consent of MACROCHEM and GENAERA in a written instrument;

(b) By MACROCHEM for any reason upon thirty (30) days written notice, provided that if MACROCHEM exercises such right to terminate prior to having paid to GENAERA the milestone payment set forth in Section 3.1(a)(ii), then MACROCHEM shall, prior to exercising such termination right, be required to pay to GENAERA the milestone payment set forth in Section 3.1(a)(ii) that has not already been paid to GENAERA as of the date of such termination notice;

(c) By either MACROCHEM or GENAERA, if there has been a material breach on the part of the other Party of any representation, warranty, covenant or other agreement contained herein which cannot be or has not been cured within thirty (30) days after written notice of such breach by the terminating Party to the Party in breach;

(d) By either MACROCHEM or GENAERA, if any permanent injunction or action by any Governmental Authority preventing the development sale or marketing of any Product(s) have become final and non-appealable;

(e) By either MACROCHEM or GENAERA, if any action by any Governmental Authority rendering the Patent Rights invalid or unenforceable becomes final and non-appealable;

(f) By GENAERA in the event that MACROCHEM challenges or contests the validity, enforceability or ownership of any of the Subject IP, or assists any third party to do any of the foregoing;

(g) By GENAEA in the event MACROCHEM experiences and Insolvency Event; or

(h) By GENAERA pursuant to Section 3.1(e).

11.2. Effect of Termination. In the event of termination of this Agreement by either GENAERA or MACROCHEM as provided in Section 11.1, this Agreement shall forthwith terminate and there shall be no liability or obligation on the part of MACROCHEM or GENAERA or their respective directors, officers, employees, agents or Affiliates, except that the provisions of Sections 2.5, 2.6, 2.7, 3.1(g), 3.1(h), 3.3, 5.7, 7.3, 7.8, 8, 9, 10 and 11 shall survive such termination of this Agreement and remain in full force and effect, and notwithstanding anything to the contrary contained in this Agreement, each Party shall remain liable (in an action at law or otherwise) for any liabilities or damages incurred prior to such termination and arising out of a breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

11.3. Reversion of Rights Upon Termination. Upon any termination of this Agreement under Section 11:

(a) MACROCHEM’s rights to all Products shall revert to GENAERA, including all research, pre-clinical and clinical data and GENAERA shall have the unrestricted right to use such data and information;

(b) MACROCHEM or its sublicensee shall assign all regulatory filings, regulatory approvals and other rights and licenses related to all Products to GENAERA without any further obligations to MACROCHEM or its licensee; and

(c) the License immediately shall terminate.

11.4. Confidentiality Upon Termination. Upon termination of this Agreement under this Section 11, all Genaera Confidential Information promptly shall be destroyed or returned to GENAERA, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared.

11.5. Waivers and Amendments.

(a) This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties hereto.

(b) No waiver of any provision of this Agreement, or consent to any departure from the terms hereof, shall be effective unless the same shall be in writing and signed by the Party waiving or consenting thereto. No failure on the part of any Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. Except as otherwise specifically provided herein, all rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies provided by law.

11.6. Performance. Each Party hereto acknowledges that money damages alone will not adequately compensate the other Party for breach of such Party’s obligations provided in this Agreement, and, therefore, agrees that in the event of the breach or threatened breach of any such obligation, in addition to all other remedies available to the other Party, at law, in equity or otherwise, such other Party shall be entitled, if warranted, to an injunction restraining any such breach or threatened breach, or a decree of specific performance, without posting any bond or security. The remedy in this Section 11.6 is in addition to, and not in lieu of, any other rights or remedies a Party may have.

11.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by express international courier service, such as Federal Express or DHL, or by facsimile, confirmed by express international courier service, to the Parties at the following addresses:

(a) if to GENAERA, to:
Genaera Corporation 5110 Campus Drive Plymouth Meeting, PA 19462 Attention: Leanne M. Kelly Telecopier No: (610) 238-5490 with a required copy to:
Dechert LLP 30 Rockefeller Plaza New York, New York, 10112 Attention: Thomas A. Rayski Telecopier No.: (212) 314-0049
(b) if to MACROCHEM, to:
MacroChem Corporation 40 Washington Street, Suite 220 Wellesley Hills, Mass. 02481 Attention: Robert J. DeLuccia Telecopier No.: 1-781-489-7311 with required copies to:
Nutter McClennen & Fish LLP 155 Seaport Boulevard Boston, Massachusetts 02210 Attention: George A. Xixis , Esq Telecopier No.: (617) 310-9000

or at such other address for a Party as shall be specified by like notice.

11.8. Expenses. Each Party hereto shall pay its own expenses in connection with the transactions contemplated by this Agreement, whether or not they are completed. In the event of any conflict between this provision and the indemnification or termination provisions of this Agreement, the indemnification or termination provisions, as the case may be, shall control.

11.9. Public Disclosure. The Parties will consult with respect to the appropriate public disclosure to be made with respect to the transaction contemplated by this Agreement, and will make no such disclosure without the prior written consent of the other Party prior to such disclosure, which shall not be unreasonably withheld; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), make such public disclosure as may be required by law or the rules or regulations of any stock exchange or other regulatory authority (a “Disclosure Obligation”), it being agreed by the Parties that if the financial terms of this letter agreement or the License Agreement are required to be disclosed pursuant to a Disclosure Obligation, each Party shall be permitted to disclose, to the extent required by the Disclosure Obligation, the financial terms of the Agreement. MacroChem agrees to take reasonable efforts to ensure that all such public disclosures as may be required by law or the rules or regulations of any stock exchange or other regulatory authority are submitted as confidential documents and do not disclose the financial terms of the License Agreement.

11.10. Entire Agreement. This Agreement, the Disclosure Schedules, and the Appendices constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, between the Parties in connection with such subject matter.

11.11. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without giving effect to its conflicts of laws rules.

11.12. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.1(a)” would be part of “Section 5.1” and references to “Section 5.1” would also refer to material contained in the subsection described as “Section 5.1(a)”). The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local, foreign, international or multinational statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement.

11.13. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.14. Exhibits, Disclosure Schedules and Appendices. All Exhibits, Disclosure Schedules and Appendices mentioned in this Agreement shall be attached to this Agreement and shall form an integral part hereof. All capitalized terms defined in this Agreement which are used in any Exhibit, Disclosure Schedule or Appendix shall, unless the context otherwise requires, have the same meaning therein as given herein.

11.15. Counterparts and Facsimile Signatures. This Agreement and all Exhibits, Disclosure Schedules and Appendices may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Facsimile execution and delivery of this Agreement and any Exhibits, Disclosure Schedules and Appendices by any of the Parties shall be legal, valid and binding execution and delivery of such document for all purposes.

11.16. Assignment by the Parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Except as provided in this Section 11.16, neither Party shall have the right to assign or transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement without the other Party’s prior written consent. Without the consent of MACROCHEM, GENAERA may assign its rights under this Agreement and delegate its obligations hereunder, in whole or in part, to any person that shall acquire the Subject IP if the assignee shall assume GENAERA’s obligations hereunder in writing, and assign this Agreement in connection with a sale or transfer of substantially all of the assets of, or a majority interest in the voting shares of, GENAERA to, or the merger or consolidation of GENAERA with or into, any other person. With the prior written consent of GENAERA in each case, which shall not be unreasonably withheld, MACROCHEM may assign its rights under this Agreement and delegate its obligations hereunder, in whole or in part, to any person that shall acquire substantially all of MACROCHEM’s business related to the Product, if the assignee shall assume MACROCHEM’s obligations hereunder in writing. Notwithstanding the immediately preceding sentence, MACROCHEM may assign all of its rights and obligations under this Agreement in connection with a sale or transfer of substantially all of the assets of, or a majority interest in the voting shares of, MACROCHEM to, or the merger or consolidation of MACROCHEM with or into, any other person, without GENAERA’s prior written consent if the following conditions are satisfied: (a) the milestone payments set forth in Sections 3.1(a)(ii) and (iii), if not already paid to GENAERA, shall be paid in full to GENAERA within thirty (30) days after the consummation of such sale, transfer, merger or consolidation, by MACROCHEM or such other person, whichever is a party to this Agreement after consummation of such transaction, and (b) neither such other person nor any of its Affiliates shall, at the time such transaction is consummated, own or hold under license any product approved by a Governmental Authority that could compete with any Product, or any product in Phase III clinical trials that could compete with any Product, unless such other person or its Affiliates, as applicable, has agreed in writing with GENAERA not to use such other product owned or licensed to compete with any Product. Any assignment or transfer of this Agreement in violation of this Section 11.16 shall be null and void, ab initio.

11.17. Waiver of Jury Trial. EACH OF GENAERA AND MACROCHEM BY THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH OR RELATED TO THIS AGREEMENT OR THE ENFORCEMENT HEREOF OR THEREOF.

* * * * *

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement.

MACROCHEM CORPORATION
By:
Date:
GENAERA CORPORATION
By:
Date: